Exhibit 21.1

STALLION OILFIELD SERVICES, INC.

SUBSIDIARIES

NAME	JURISDICTION

Abbeville Offshore Quarters, Inc.	Louisiana

BLR Construction Companies, L.L.C.	Louisiana

Central Industries, Inc.	Louisiana

Salty’s Disposal Wells, LP	Texas

Salty’s Manufacturing, Ltd.	Texas

Stallion Acquisition, LLC	Texas

Stallion Heavy Haulers, LP	Texas

Stallion Interests, LLC	Texas

Stallion Oilfield Finance Corp.	Texas

Stallion Oilfield Services Ltd.	Texas

Stallion Production, LLC	Texas

Stallion Production Services, LP	Texas

Stallion Rockies Ltd.	Texas

Stallion Solids Control, Inc.	Texas